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                                                                 Exhibit 10.12.1

                                Amendment No. 1
                                      to
                           Tax Separation Agreement


     This Amendment No. 1 to Tax Separation Agreement is entered into by and between Etinuum, Inc. (f/k/a Intek Information, Inc.) ("Etinuum"), a Delaware corporation, and Spider Technologies, Inc. ("Spider"), a Delaware corporation, and amends the Tax Separation Agreement dated as of October 1, 1999 (the "Agreement").

                                    RECITALS
                                    --------

     The spin off of the capital stock of Spider was a taxable transaction to Etinuum and the amount of the tax was computed on a gross fair market value of $8,100,000. The parties agree that if it is subsequently determined that the gross fair market value was greater than $8,100,000 that it is appropriate for Spider, not Etinuum, to bear the economic effect of such excess tax liability as Spider is the beneficiary of such greater value.

                                   AGREEMENT
                                   ---------

     For good and valuable consideration, including the cancellation of $10,000 of current receivables owed by Spider to Etinuum, and the avoidance of disputes regarding Etinuum and Spider on the subject matter hereof, the parties agree as follows:

     1. A new Section 19 is added to the Tax Separation Agreement reading as follows:

         19.  Spin Off Value.

              If (i) the gross value of the capital stock of Spider distributed pursuant to the Distribution is finally determined by a court or taxing authority to have a value for Tax purposes as of the Distribution of more than $8,100,000, or (ii) after due consultation with Spider and providing Spider the opportunity to contest the valuation, Intek settles or agrees with a taxing authority that such capital stock had a value for Tax purposes of more than $8,100,000, each of (i) and (ii), an "Adverse Determination," then Spider shall indemnify the Intek Group for any incremental Taxes incurred by the Intek Group, which indemnity shall be paid 5 days prior to the date on which the Intek Group is required to make a payment to the appropriate taxing authority with respect to the Adverse Determination; provided, however, if because of other tax attributes such as credits, offsets, or loss carryforwards, the Intek Group is not required to make an actual payment to a taxing authority with respect to the Adverse Determination, such indemnity shall be paid 5 days prior to the first date on which the Intek Group is required to make a payment to the appropriate taxing authority with respect to another item of income or gain, which payment would not have been required but for the use of such tax attributes in connection with the Adverse Determination. If Spider distributes any of its assets, it will make due provision to assure sufficient assets remain available to satisfy its potential obligations
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         hereunder.

                                    SPIDER TECHNOLOGIES, INC.

                                    By: ________________________________
                                    Title: _____________________________


                                    ETINUUM, INC.

                                    By: ________________________________
                                    Title: _____________________________



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